Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	March 9, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust’s
The Penfield Named ‘Best in Building Health’ by Center for Active Design

Chicago (March 9, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $3.5 billion in portfolio assets and 85 properties, is pleased to announce The Penfield, a Class A, 254-unit apartment community in St. Paul, Minnesota, has been recognized as part of the “Best in Building Health” awards administered by the Center for Active Design’s Fitwel program. The award was given for the 2020 Highest Score: Multifamily Residential v2.0 (Built) category.

“We’re extremely proud to have The Penfield recognized for its industry-leading, health-focused design,” said Allan Swaringen, JLL Income Property Trust President & CEO. “We pride ourselves on investing in properties that provide safe, healthy and inspirational living spaces for residents, and that ethos is especially important now as we begin to emerge from the COVID-19 pandemic.”

Elena Alschuler, LaSalle Americas Head of Sustainability said: “As a Fitwel Champion, we are working hard to scale Fitwel across our portfolio. The program’s rigorous standards ensure our residents’ well-being is a top priority, which ultimately accrues to the benefit of our investors, as well.”

In 2020 The Penfield became the first-ever apartment community in Minnesota to receive a Fitwel rating. The property received a two-star rating, the second highest designation from Fitwel, given its proximity to parks, playground and bike share, an attached grocery store, indoor air quality policies, and units that minimize noise and maximize natural views.

The award builds on JLL Income Property Trust’s continued focus on sustainability, health and wellness, which was also recognized in 2020 through a three-star GRESB rating, and the one-star Fitwel certification of 180 N. Jefferson, a multifamily property in Chicago.

Created by the U.S. Centers for Disease Control and Prevention and U.S. General Services Administration, Fitwel certifies that buildings meet the health and wellness needs of the people who use them. Using a certified double-blind method created by health professionals, the certification accounts for factors in 12 categories such as location, indoor spaces, water supply and emergency procedures.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $71 billion of assets in private and public real estate property and debt investments as of Q4 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.